Exhibit 99.1

AgFeed Industries Reports Record First Quarter 2008 Financial Results,
Raises Earnings Guidance for 2008

SHANGHAI, CHINA—May 15, 2008 -- AgFeed Industries, Inc. (NASDAQ:FEED), a market leader in China's pre-mix animal nutrition and hog raising industry, today announced record sales and earnings for the first quarter ended March 31, 2008.  AgFeed’s revenues were derived from the manufacturing and marketing of pre-mix animal feed as well as hog production.

During the first quarter, AgFeed expanded its sales channels and significantly increased pre-mix feed sales. On the hog production side, the Company acquired 5 commercial hog farms in January 2008. In April 2008, AgFeed acquired 16 additional hog farms which would be immediately accretive to earnings in our 2nd quarter and beyond. As of May 1, 2008, AgFeed has a total of 22 hog farms with total annual hog production of approximately 510,000 hogs.

The following are some of the key financial highlights of the Company for the quarter. AgFeed's revenue and income are generated in Chinese yuan Renminbi (RMB). In the first quarter, a weighted average exchange rate of RMB7.18 to USD1 was used to convert AgFeed's financial statements into US dollars for reporting in accordance with generally accepted accounting purposes. The current exchange rate is RMB6.98 to USD1.

FINANCIAL HIGHLIGHTS - COMPARING THE FIRST QUARTER OF 2008 TO THE FIRST QUARTER OF 2007:

•	Revenue grew by 144% to approximately $12.2million from $4.98 million.

•	Gross profit increased 123% to $3.43 million from $1.54 million.

•
Net income grew 18% to $919,297 (after deducting non-operating expense primarily associated with financing related non-cash accounting charges and deduction of certain minority interests in our hog farms), compared to $779,181 for the same period in 2007; net income from pre-mix sales represented an increase of 40% period to period.

•	Earnings per share remained unchanged on a fully diluted basis quarter to quarter.

•	Comprehensive income increased by 133% to $1.9 million for the first quarter of 2008.

•	Revenue from pre-mix sales increased 81% to $9 million from $5 million

Songyan Li, PhD, AgFeed’s Chairman commented: “AgFeed continues to execute on our growth strategies, highlighted by the rapid acquisitions of hog farms, and by extracting premium sales value for our hogs. Our pre-mix feed sales growth increased 81% which exceeded our target of 25% annual revenue growth for the year. Our first quarter financial results reflected limited hog sales from five of our hog farms as we held our meat hogs longer in our farms while holding back sales in our breeder hog farm production in anticipation of rising hog prices in the second quarter. We anticipate rapid revenue growth in the latter half of 2008 as our recently acquired hog farms are expected to achieve minimum 2008 hog sales target of 400,000 heads. We have identified multiple additional hog farms to acquire. We are on track to exceed our 2008 hog sales targets.”

In addition to the first quarter 2008 financial results posted by AgFeed, the Company benefited from economic factors, including hog sale prices in excess of $275 per hog on average hog weight of approximately 108 kilograms per hog, tax exempt status afforded China’s hog raising industry and the relatively flat price of corn, a major component in hog feed, in the first quarter which contributed to expanded hog production profit margins that exceeded 30%.  Management does not anticipate corn prices to increase significantly throughout the year, materially impacting the cost of AgFeed's hog production as China has abundant corn crops and restricts both ethanol production and corn export. China’s domestic corn prices do not follow world market prices.

SUBSEQUENT EVENTS

•
AgFeed has acquired a majority interest in 16 commercial hog farms. Currently, AgFeed owns 22 hog farms and anticipates that its annual hog production at these facilities will reach 400,000 hogs for sale in 2008, on annual hog production capability of approximately 510,000 heads.

•
As of May 1, 2008, AgFeed had approximately $56 million in cash and over $80 million in shareholders equity without significant debt (exclusive of approximately $10 million in convertible notes from the Company's February 2008 placement that remain outstanding).

•	AgFeed recently opened its 700th independently owned retail distribution outlet.

•	AgFeed will hold its 2008 shareholders’ meeting in New York City on June 3, 2008.

AGFEED RAISES 2008 GUIDANCE FOR NET INCOME

The Company has previously announced its intention to acquire additional identified hog farms.  As a result, AgFeed has raised its 2008 net income estimate from approximately $30 million to a range of between $34 and $36 million (excluding non-cash accounting charges associated with our convertible note financing). AgFeed believes the Company has sufficient capital to achieve this revised 2008 net income guidance.

About AgFeed Industries, Inc.

Through its China-based operating subsidiaries, NASDAQ-listed AgFeed Industries (www.agfeedinc.com) is a market leader in China's fast growing pre-mix animal feed and hog raising industries. The pre-mix market in which Agfeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.  There are approximately 600 million hogs raised in China each year, compared to approximately 100 million in the U.S. Approximately 75% of China’s total hog supply is from backyard individual hog farmers, while approximately 65% of China’s total meat consumption is pork.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

     Contact:

     U.S. Contact:
     Mr. Arnold Staloff
     Independent Board Member
     AgFeed Industries, Inc.
     Tel:  212-631-3510

     Corporate Contact:
     AgFeed Industries, Inc.
     Mr. Sam Zhou
     Corporate Development
     Tel: 011-86-13925912908
     Email:  info@agfeedinc.com

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

	March 31,	December 31,
	2008	2007
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$36,924,135	$7,696,209
Accounts receivable, net of allowance for doubtful accounts
of $222,879 and $191,497	8,073,297	6,107,491
Advances to suppliers	151,175	442,851
Other receivable	1,213,871	459,034
Inventory	6,475,186	2,728,160
Prepaid expense	157,758	644,183
Debt issue costs	1,661,845	-

Total current assets	54,657,267	18,077,928

PROPERTY AND EQUIPMENT, net	6,537,575	3,930,715
CONSTRUCTION-IN-PROCESS	1,039,692	221,819
INTANGIBLE ASSETS	4,117,589	839,802

TOTAL ASSETS	$66,352,123	$23,070,264

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,601,268	$1,458,010
Other payables	1,369,598	705,150
Unearned revenue	48,916	99,848
Accrued expenses	222,951	18,223
Accrued payroll	134,573	168,560
Short term loans	1,155,165	1,110,413
Advance from related party	287,055	-
Tax and welfare payable	104,479	9,534
Interest payable	125,409	-

Total current liabilities	6,049,414	3,569,738

CONVERTIBLE NOTES, net of debt discount of $3,910,874 and $0	15,089,126	-

TOTAL LIABILITIES	21,138,540	3,569,738

MINORITY INTEREST	1,158,704	-

STOCKHOLDERS' EQUITY:
Common stock, $0.001 per share; 75,000,000 shares authorized;
29,558,091 and 27,026,756 shares issued and outstanding	29,558	27,027
Additional paid-in capital	32,714,919	10,094,095
Other comprehensive income	1,792,608	780,907
Statutory reserve	811,785	752,225
Retained earnings	8,706,009	7,846,272

Total stockholders' equity	44,054,879	19,500,526

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$66,352,123	$23,070,264

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007

	Three Month Periods Ended March 31,
	2008	2007
	(unaudited)	(unaudited)

Net Revenue	$12,147,084	$4,978,295

Cost of Revenue	8,714,123	3,435,089

Gross profit	3,432,961	1,543,206

Operating expenses
Selling expenses	753,622	343,391
General and administrative expenses	954,221	221,924
Total operating expenses	1,707,843	565,315

Income from operations	1,725,118	977,891

Non-operating income (expense):
Other income (expense)	(14,571)	9,070
Interest income	50,175	10,167
Interest and financing costs	(326,642)	(42,649)
Foreign currency transaction loss	(224,473)

Total non-operating income (expense)	(515,511)	(23,412)

Income before minority interest and provision for income taxes	1,209,607	954,479

Minority Interest in Subsidiaries	(194,047)	-

Income before provision for income taxes	1,015,560	954,479

Provision for income taxes	96,263	175,298

Net income	$919,297	$779,181

Other comprehensive income
Foreign currency translation gain	1,011,701	50,906

Comprehensive Income	$1,930,998	$830,087

Weighted average shares outstanding :
Basic	27,802,640	24,344,447
Diluted	28,046,455	24,344,447

Earnings per share:
Basic	$0.03	$0.03
Diluted	$0.03	$0.03

AGFEED INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
	Three Month Periods Ended March 31,
	2008	2007
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$919,297	$779,181
Adjustments to reconcile net income to net cash
provided in operating activities:
Depreciation	185,753	39,845
Amortization	12,598	46,360
Loss on disposal of assets	16,774	-
Stock based compensation	16,108	-
Amortization of debt issuance costs	54,821	-
Amortization of discount on convertible debt	129,011	-
Gain attributed to minority interest in subsidiaries	194,047	-
(Increase) / decrease in assets:
Accounts receivable	(2,082,250)	(1,626,525)
Other receivable	(641,521)	124,790
Inventory	(3,077,865)	(143,070)
Advances to suppliers	304,242	(165,678)
Prepaid expense	490,590	(150,247)
Other assets	-	535
Increase / (decrease) in current liabilities:
Accounts payable	1,482,467	519,177
Unearned revenue	(54,019)	(31,388)
Other payables	539,211	(12,995)
Accrued expenses	177,017	(44,618)
Accrued payroll	(40,086)	(13,371)
Tax and welfare payable	92,948	128,147
Due to related party	287,055	-
Interest payable	125,409	-

Net cash used in operating activities	(868,393)	(549,857)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(635,952)	(24,125)
Acquisition of intangible assets	(70,654)	-
Cash paid for purchase of subsidiary	(5,290,747)	-

Net cash used in investing activities	(5,997,353)	(24,125)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from stockholders	-	(753,521)
Advance to related parties	-	930,623
Proceeds from the sale of common stock	22,000,032	3,000,000
Offering costs	(3,432,670)	(276,335)
Payment on note payable	-	(1,102,004)
Collection on subscription receivable	-	226,083
Proceeds from the issuance of convertible notes	19,000,000	-
Issuance costs for convertible notes	(1,716,666)	-

Net cash provided by financing activities	35,850,696	2,024,846

Effect of exchange rate changes on cash and cash equivalents	242,976	17,925

NET INCREASE IN CASH & CASH EQUIVALENTS	29,227,926	1,468,789

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	7,696,209	1,204,100

CASH & CASH EQUIVALENTS, ENDING BALANCE	$36,924,135	$2,672,889

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$51,223	$42,649
Income taxes paid	$	$